Exhibit 3.1

ARTICLES SUPPLEMENTARY
(Junior Non-Voting Participating Preferred Stock, Series A)

EWSB Bancorp, Inc., a corporation organized and existing under the Maryland General Corporation Law (the “Company”), in accordance with the provisions of Section 2-208 thereof, DOES HEREBY CERTIFY:

FIRST: That pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Company (the “Articles”), the Board of Directors on April 21, 2026, by duly adopted resolution, classified and designated 350,000 shares of authorized and unissued Preferred Stock designated as Junior Non-Voting Participating Preferred Stock, Series A, with the following preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption, which, upon any restatement of the Articles, shall become part of Article 5 of the Articles, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.
Section 1. Designation and Amount. The shares of such series shall be designated as “Junior Non-Voting Participating Preferred Stock, Series A” (the “Series A Preferred Stock”) and the number of shares constituting such series shall be 350,000. Such number of shares may be increased or decreased by resolution of the Board of Directors in accordance with the Articles; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the conversion of any outstanding securities issued by the Company convertible into Series A Preferred Stock.
Section 2. Dividends and Distributions.
(A) Subject to the prior and superior rights of the holders of any outstanding shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in parity with the holders of Common Stock and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, dividends payable to holders of Common Stock in cash on the date and in the per share amount such dividends are payable to holders of Common Stock (each such date being referred to herein as a “Dividend Payment Date”), commencing on the first Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock.
(B) Dividends shall not be cumulative.

Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have no voting rights with respect to the affairs of the Company, including with respect to the election of directors.
Section 4. Certain Restrictions. Whenever declared dividends or other distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, the Company shall not:
(A) declare or pay dividends on, or make any other distributions on, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;
(B) declare or pay dividends on, or make any other distributions on, any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
(C) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock; or
(D) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein, in the Articles or Bylaws or otherwise required by law.
Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Company, no distribution shall be made (A) to the holders of Common Stock and of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received the greater of (i) $10.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, and (ii) the aggregate amount to be distributed per share to holders of Common Stock, or (B) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.
Section 7. Consolidation, Merger, etc. In the event the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property (including in any transaction with a credit union involving substantially all of the assets and all of the liabilities of the Company’s wholly owned subsidiary, East Wisconsin Savings Bank), then in any such case the shares of Series A Preferred Stock then outstanding shall at the same time be similarly exchanged or changed in an amount per share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.
Section 8. No Redemption. The shares of Series A Preferred Stock shall not be redeemable.
Section 9. Adjustment upon Dividend, Subdivision or Combination of Common Stock. If the Company shall, at any time or from time to time after the date of issuance of the Series A Preferred Stock, (i) pay a dividend or make any other distribution upon the Common Stock of the Company payable in shares of Common Stock or in options or convertible securities, or (ii) subdivide (by any stock split, recapitalization, or otherwise) its outstanding shares of Common Stock into a greater number of shares, the number of shares of the Series A Preferred Stock shall be proportionately increased. If the Company at any time combines (by combination, reverse stock split, or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the number of shares of the Series A Preferred Stock shall be proportionately decreased.
Section 10. Amendment. These Articles Supplementary may not be amended as to any preferred stockholder without the consent of such preferred stockholder.
SECOND: The Series A Preferred Stock has been classified and designated by the Board of Directors under the authority contained in the Articles.
THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.
FOURTH: The undersigned officer of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Secretary on this 21st day of April, 2026.

ATTEST:		EWSB BANCORP, INC.

By:	/s/ Kailee Vander Loop	By:	/s/ Charles D. Schmalz
	Kailee Vander Loop		Charles D. Schmalz
	Secretary		Chief Executive Officer and President

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